Exhibit 17.1

Resignation letter from Lloyd I. Miller, III.

Lloyd I. Miller, III

4550 Gordon Drive

Naples, Florida 34102

Telephone: (239) 262-8577

Telecopier: (239) 262-8025

May 7, 2008

Gencor Industries, Inc.,

5201 North Orange Blossom Trail

Orlando, Florida 32810

Attention: Corporate Secretary

Dear Sir or Madam:

I hereby resign as a member of the Board of Directors of Gencor Industries, Inc. effective May 7, 2008.

Sincerely,

/s/ Lloyd I. Miller, III
Lloyd I. Miller, III